World Acceptance Corporation Reports Record Third Quarter

GREENVILLE, S.C., Jan. 27, 2011 /PRNewswire/ -- World Acceptance Corporation (NASDAQ: WRLD) today reported record financial results for its third fiscal quarter and nine months ended December 31, 2010.

Net income for the third quarter rose 22.5% to $18.1 million compared to $14.8 million for the same quarter of the prior year.  Net income per diluted share increased 25.8% to $1.12 in the third quarter of fiscal 2011 compared to $0.89 in the prior year quarter.

"Our record results benefited from increased customer demand for the Company's loan products, growth in new offices and our continued focus on managing operating expenses and credit risks," stated Sandy McLean, Chairman and CEO. "The Company's growth in earnings per share also benefitted from our aggressive share repurchase program during the current fiscal year.  We continue to use our excellent cash flow and strong financial position to fund our growth while repurchasing shares."

Total revenues increased to $126.0 million in the third quarter of fiscal 2011, a 12.2% increase over the $112.3 million reported in the third quarter last year.  The primary driver for the growth in revenue was a 14.9% increase in average net loans and the associated growth in interest and fees.  Gross loans outstanding increased 15.1% to $965.4 million at December 31, 2010, up from $838.9 million at December 31, 2009. Interest and fees rose 12.1% to $109.5 million in the third quarter of fiscal 2011 compared to $97.6 million in the third quarter of fiscal 2010.

"Our credit loss ratios showed further improvement during the quarter," continued Mr. McLean.  "Our net charge-offs as a percentage of average net loans remained near historical levels at 16.3% on an annualized basis during the quarter compared to 17.8% in the third quarter of the prior year.  Additionally, the Company's past due loans, as measured by those that are 61+ days delinquent, decreased from 4.3% to 4.0% on a contractual basis."

The provision for loan losses rose 7.9% to $32.0 million in the third quarter of fiscal 2011 compared to the third quarter of fiscal 2010.  "We remain focused on monitoring our loan portfolio in light of the difficult economy and we believe that our allowance for loan losses is adequate based on the current outlook," noted Mr. McLean.

"We opened 59 new offices and purchased 6 offices in the first nine months of fiscal 2011, including our first offices in the state of Wisconsin," continued Mr. McLean.  "Our earnings growth continues to benefit from the increase in new offices and the leverage we are achieving in our general and administrative expenses as reflected by the improved ratio of G&A expenses to total revenues.  We believe our success highlights our strategic goal of managing costs while expanding our base of offices in both domestic and international markets."

The Company's general and administrative expenses rose to $61.4 million in the third quarter of fiscal 2011 compared with $55.5 million in the third quarter of the prior fiscal year primarily due to the increase in new office openings during fiscal 2011.  Although general and administrative expenses increased, as a percent of total revenues, general and administrative expenses decreased from 49.5% in the prior year quarter to 48.7% during the current fiscal quarter.  During the first nine-months of the fiscal year, the Company opened 59 new offices, including three in Wisconsin. Additionally, six new offices were purchased and one nonperforming office was closed, resulting in a total of 1,054 offices at December 31, 2010.

Other key return ratios for the third quarter included a 13.3% return on average assets and a return on average equity of 22.7% (both on a trailing 12 month basis).

Nine-Month Results

For the first nine-months of the fiscal year, net income rose 29.6% to $57.0 million compared to $44.0 million for the nine-months ended December 31, 2009.  Fully diluted net income per share rose 31.3% to $3.52 in fiscal 2011 compared to $2.68 for the first nine-months of fiscal 2010.

The Company's net income during the nine-months ended December 31, 2010, benefited from an income tax settlement with the state of South Carolina for tax years March 31, 1997, through March 31, 2006, which resulted in the Company recognizing a tax benefit of approximately $900,000 (or $0.06 per diluted share).

Total revenues for the first nine-months of fiscal 2011 rose 11.9% to $354.5 million compared to $316.7 million during the corresponding period of the previous year.  Net charge-offs increased $2.9 million, or 4.4%, compared to the prior year first nine-months and annualized net charge-offs as a percent of average net loans decreased from 16.0% during the prior year nine-month period to 14.6% for the first nine-months of fiscal 2011.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,054 offices in 12 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Third Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today.  Interested parties may participate in this call by dialing 1-877-604-9668, passcode 5241280.  A simulcast of the conference call is also available on the Internet at http://www.videonewswire.com/event.asp?id=75872 or www.streetevents.com.  The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following:  the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of governmental responses to those conditions; changes in interest rates; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in the Company's markets and general changes in the economy (particularly in the markets served by the Company)..  Such factors are discussed in greater detail in the Company's filings with the Securities and Exchange Commission.  World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Interest & fees	$ 109,462	$ 97,610	$ 309,250	$ 274,218
Insurance & other	16,577	14,700	45,253	42,528
Total revenues	126,039	112,310	354,503	316,746
Expenses:
Provision for loan losses	31,962	29,633	78,935	75,217
General and administrative expenses
Personnel	38,936	34,028	116,021	104,232
Occupancy & equipment	7,834	7,658	22,916	21,475
Advertising	5,273	5,071	10,342	9,892
Intangible amortization	480	563	1,497	1,696
Other	8,870	8,217	24,006	23,331
	61,393	55,537	174,782	160,626
Interest expense	3,803	3,756	11,253	10,483
Total expenses	97,158	88,926	264,970	246,326
Income before taxes	28,881	23,384	89,533	70,420
Income taxes	10,817	8,633	32,520	26,423
Net income	$ 18,064	$ 14,751	$ 57,013	$ 43,997
Diluted earnings per share	$ 1.12	$ 0.89	$ 3.52	$ 2.68
Diluted weighted average shares outstanding	16,103	16,576	16,203	16,434

Consolidated Balance Sheets
(unaudited and in thousands)

	December 31,	March 31,	December 31,
	2010	2010	2009
ASSETS
Cash	$ 12,864	$ 5,445	$ 12,946
Gross loans receivable	965,434	770,265	838,864
Less: Unearned interest & fees	(257,825)	(199,179)	(223,441)
Allowance for loan losses	(53,256)	(42,897)	(47,679)
Loans receivable, net	654,353	528,189	567,744
Property and equipment, net	23,366	22,986	22,936
Deferred income taxes	16,037	11,642	13,027
Goodwill	5,635	5,616	5,581
Intangibles	6,780	7,614	7,541
Other assets	16,231	11,560	10,350
	$ 735,266	$ 593,052	$ 640,125

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	282,841	170,642	262,494
Income tax payable	8,129	14,043	5,625
Accounts payable and accrued expenses	29,654	25,419	24,854
Total liabilities	320,624	210,104	292,973
Shareholders' equity	414,642	382,948	347,152
	$ 735,266	$ 593,052	$ 640,125

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Expenses as a percent of total revenues:
Provision for loan losses	25.4%	26.4%	22.3%	23.7%
General and administrative expenses	48.7%	49.5%	49.3%	50.7%
Interest expense	3.0%	3.3%	3.2%	3.3%

Average gross loans receivable	$ 903,622	$ 785,167	$ 850,961	$ 742,518

Average loans receivable	$ 663,183	$ 577,553	$ 625,999	$ 547,060

Loan volume	$ 761,432	$ 674,095	$ 2,031,461	$ 1,783,646

Net charge-offs as percent of average loans	16.3%	17.8%	14.6%	16.0%

Return on average assets (trailing 12 months)	13.3%	12.2%	13.3%	12.2%

Return on average equity (trailing 12 months)	22.7%	22.6%	22.7%	22.6%

Offices opened (closed) during the period, net	20	9	64	31

Offices open at end of period	1,054	975	1,054	975

CONTACT:  Kelly Malson, Chief Financial Officer, +1-864-298-9800